UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                          Commission File Number  333-108395-11

                    SECURITIZED ASSET BACKED RECEIVABLES LLC
             (Exact name of registrant as specified in its charter)

            200 Park Avenue, New York, New York 10166 (212) 412-4000

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   First Franklin Mortgage Loan Trust 2005-FF1
              Mortgage Pass-Through Certificates, Series 2005-FF1
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     X
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate number of holders of record as of the certification or notice date: less than 300 holders

     Pursuant to the requirements of the Securities Exchange Act of 1934 Securitized Asset Backed Receivables LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

             By:    JPMorgan Chase Bank, N.A., as Trustee  for:

                    First Franklin Mortgage Loan Trust 2005-FF1
                    Mortgage Pass-Through Certificates, Series 2005-FF1

             By:    /s/ Diane E. Wallace
                    --------------------------------------------------
             Name:  Diane E. Wallace
             Title: Vice President

             Date:  January 27, 2006